SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 17, 2002

NII HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-26649	91-1671412
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

10700 Parkridge Boulevard, Suite 600, Reston, Virginia	20191
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ Telephone Number, Including Area Code:	(703) 390-5100

.

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events and Regulation FD Disclosure

NII Holdings, Inc. completed on December 17, 2002, the first in a series of closings of its previously announced sale/leaseback transaction with American Tower Corporation. The initial closing involved the purchase by American Tower of 140 tower sites for aggregate proceeds of $26,180,000.

The Company also recently completed the sale of its interest in its Phillipine operating company.

The Company developed its revised business plan in connection with its Chapter 11 bankruptcy reorganization which contained certain expectations of Management regarding results of operations and capital resources. The Company’s operating results for the nine months ended September 30, 2002 were significantly better than expected under our revised business plan. The Company expects that its operating revenues and segment earnings as of and for the year ended December 31, 2002 will also be significantly better than the amounts expected under the revised business plan and in line with the results reported for the nine months ended September 30, 2002. In addition, capital expenditures for the year ended December 31, 2002 are expected to be significantly lower than the prior year and the revised business plan and, therefore, the Company expects an ending cash balance significantly better than that expected under the revised business plan.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas.

NII Holdings has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from NII Holdings' current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings' reports filed with the SEC.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NII HOLDINGS, INC.

/s/ ROBERT J. GILKER By: Robert J. Gilker Vice President and General Counsel

Date: December 20, 2002